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                                                                                                                EXHIBIT 12.b
                                              SALOMON INC AND SUBSIDIARIES
                                      Calculation of Ratio of Earnings to Combined
                                         Fixed Charges and Preferred Dividends
                                                      (Unaudited)

                                                                   Six
                                                                Months
                                                                 Ended
                                                               June 30,                    Years Ended December 31,
                                                                              --------------------------------------------------
Dollars in millions                                               1997          1996      1995        1994       1993       1992
--------------------------------------------------------------------------------------------------------------------------------
Earnings from continuing operations:
 Income (loss) from continuing operations before
   income taxes and cumulative effect of change
   in accounting principles                              $       629       $   1,610  $    799   $    (849) $   1,511  $   1,103
 Add fixed charges (see below)                                 2,542           4,711     5,786       4,898      4,625      4,347
 Other adjustments                                                 3               1         0           0         22         20
                                                          ----------         -------   -------     -------    -------    -------
Earnings as defined                                      $     3,174       $   6,322  $  6,585   $   4,049  $   6,158  $   5,470
                                                          ==========         =======   =======     =======    =======    =======

Fixed Charges from continuing operations and
  Preferred Dividends:
  Interest expense                                       $     2,527       $   4,679  $  5,754   $   4,873  $   4,581  $   4,299
  Other adjustments                                               15              32        32          25         44         48
                                                          ----------         -------   -------     -------    -------    -------
Fixed charges from continuing operations as defined            2,542           4,711     5,786       4,898      4,625      4,347
Preferred stock dividends (tax equivalent basis)                  48             111       106         129         83        131
                                                          ----------         -------   -------     -------    -------    -------
Combined fixed charges and preferred dividends           $     2,590       $   4,822  $  5,892   $   5,027  $   4,708  $   4,478
                                                          ==========         =======   =======     =======    =======    =======

Ratio of earnings to combined fixed charges
  and preferred dividends                                       1.23            1.31      1.12        0.81*      1.31       1.22
                                                          ==========         =======   =======     =======    =======    =======

NOTES:
The ratio of earnings to combined fixed charges from continuing operations and preferred dividends was calculated by dividing the sum of combined fixed charges and tax equivalent preferred dividends into the sum of income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principles and fixed charges. Fixed charges consist of interest expense, including capitalized interest and a portion of rental expense representative of the interest factor.

The preferred stock dividend amounts represent the pretax earnings necessary to cover preferred dividends after adjusting for the effects of interest rate swaps, which effectively convert these fixed rate obligations into variable rate obligations.

* For the year ended December 31, 1994, earnings as defined were inadequate to cover fixed charges, including preferred dividends. The amount by which fixed charges, including preferred dividends, exceeded earnings as defined for the year ended December 31, 1994 was $978 million.

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